NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 25, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 14, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Effective September 14, 2026,Teva Pharmaceutical Industries Limited, completed its mandatory exchange of American Depositary Shares (ADS), each representing one Ordinary Share in connection with the termination of the ADS program. Each ADS was exchanged for one ordinary share. This Form 25 is being filed solely in connection with the discontinuation of the trading on NYSE of the American Depositary Shares, each representing one Ordinary Share of Teva Pharmaceutical Industries Limited (CUSIP: 881624209) and does not affect the continued listing on NYSE of the Ordinary Shares of Teva Pharmaceutical Industries Limited (CUSIP: M8769Q102). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 14, 2026.